As filed with the U.S. Securities and Exchange Commission on July 12, 2013

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Petrosonic Energy, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	98-0585718
(State or other jurisdiction of	(IRS Employee Identification No.)
incorporation or organization)

914 Westwood Boulevard, Number 545

Los Angeles, California 90024

(Address, including zip code, of Registrant’s principal executive offices)

Petrosonic Energy, Inc. 2013 Equity Incentive Plan
(Full title of the plan)

Art Agolli

Chief Executive Officer

Petrosonic Energy, Inc.

914 Westwood Boulevard, Number 545

Los Angeles, California 90024

(855) 626-3317

(Telephone number, including area code, of agent for service)

COPIES TO:

Kevin Friedmann, Esq.

Richardson & Patel, LLP

The Chrysler Building

405 Lexington Avenue, 49th Floor

New York, New York 10174

Phone: (212) 561-5559

Fax: (917) 591-6898

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

☐ Large accelerated filer	☐ Accelerated filer	☐ Non-accelerated filer	☑ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock	12,000,000	$0.74	$8,880,000	$1,211.23

(1) Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the stock plan described herein as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding common stock.

(2) Estimated pursuant to Rule 457(h) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on July 8, 2013, as reported on the OTCQB.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this registration statement:

(a) The Registrant's Annual Report on Form 10-K filed with the Commission on May 3, 2013, as amended on July 12, 2013;

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, as filed with the Commission on May 30, 2013, as amended on July 12, 2013;

(c) The Registrant’s Current Reports on Form 8-K filed as filed with the Commission on January 23, 2013 (as amended on February 13, 2013), January 28, 2013, March 13, 2013, March 22, 2013, April 1, 2013 and April 18, 2013; and

(d) The description of the Registrant’s common stock included in the Form 8-A filed with the Commission on January 27, 2010.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Richardson & Patel LLP has given an opinion on the validity of the securities being registered hereunder. Richardson & Patel LLP and its principles have accepted shares of the Registrant’s common stock in exchange for services rendered to the Registrant in the past and, although the law firm and its principles are under no obligation to do so, they may continue to accept the Registrant’s common stock for services rendered by them. As of the date of this registration statement, Richardson & Patel LLP and its principals collectively own 450,000 shares of the Registrant’s common stock.

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Item 6.	Indemnification of Directors and Officers.

Nevada Law

Nevada law generally permits the Registrant to indemnify the Registrant’s directors, officers and employees. Pursuant to the provisions of Nevada Revised Statutes 78.7502, a corporation may indemnify its directors, officers and employees as follows:

(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, against expenses, actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable for breach of his fiduciary duties as a director or officer pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable for breach of his fiduciary duties pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Charter Provisions and Other Arrangements of the Registrant

The Twelfth Article of the Registrant's Articles of Incorporation, as amended (“Twelfth Article”) states that a director or officer of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for conduct as a director or officer, except for liability of the director or officer (i) for acts or omissions that involve intentional misconduct, fraud or a knowing violation of the law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statues.

Any repeal or modification of the Twelfth Article by the Registrant's stockholders shall not adversely affect any limitations on the personal liability of a director or officer of the Registrant for act or omissions prior to such repeal or modification.

The Registrant's bylaws provide that the Registrant must indemnify a director or former director of the Registrant against all costs actually and reasonably incurred by him or them to which he is or they are made a party by reason of his or her being or having been a director of the Registrant. The Registrant’s bylaws further provide that the Registrant may indemnify any officer, agent or employee of the Registrant against all costs incurred by him or them resulting from his or her acting as an officer, employee or agent of the Registrant. The bylaws also provide that the Registrant will have the right to purchase and maintain insurance on behalf of any such persons against a liability incurred by such persons as a director, officer, employee or agent of the Registrant.

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Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit	Description

5	Opinion of Richardson & Patel LLP regarding legality
10.1	Petrosonic Energy, Inc. 2013 Equity Incentive Plan
23.1	Consent of MaloneBailey, LLP
23.2	Consent of Richardson & Patel LLP (included in Exhibit 5)

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Calgary, Alberta, Canada, on July 12, 2013.

Petrosonic Energy, Inc.

/s/ Art Agolli
By:	Art Agolli
Its:	Chief Executive Officer and Principal Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Dated: July 12, 2013	/s/ Art Agolli
Art Agolli, Chief Executive Officer (Principal Executive Officer), Principal Financial Officer and Director

Dated: July 12, 2013	Richard F. Rutkowski
Richard F. Rutkowski, Director

Dated: July 12, 2013	/s/ Alfred Fischer
Alfred Fischer, Director

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INDEX TO EXHIBITS

Exhibit	Description

5	Opinion of Richardson & Patel LLP regarding legality
10.1	Petrosonic Energy, Inc. 2013 Equity Incentive Plan
23.1	Consent of MaloneBailey, LLP
23.2	Consent of Richardson & Patel LLP (included in Exhibit 5)